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                                                                    Exhibit 10.1


                                                       June 1, 1999



CONFIDENTIAL
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Mr. Frank C. Becker
1409 Newgate
Libertyville, ILL 60048

Dear Frank:

     It is with great pleasure that we present our offer to you of the position of Chief Operating Officer of Gensia Sicor Inc. (the "Company"), effective June 1, 1999. As Chief Operating Officer, you will report directly to the Chief Executive Officer. During your employment, you will devote such time, attention and energy to the Company as is consistent with the duties and responsibilities of Chief Operating Officer. We are all enthusiastic about the prospect of working with you in this exciting company.

     Your employment under this Agreement shall commence on June 1, 1999, and shall expire on June 1, 2002, unless terminated earlier as provided herein. This Agreement may be renewed for successive one year periods provided such renewal is mutually agreed upon. In order to accommodate any such renewal, the party wishing to renew the Agreement shall provide the other party with notice of such at least 90 days prior to the date this Agreement would otherwise expire.

     As discussed, your annual salary will be $350,000, payable in equal payments according to the Company's payroll policy. In addition, you will be granted a fully vested stock option to purchase 100,000 shares of common stock of the Company, pursuant to the terms of the stock option agreement previously provided to you. In addition, on each of the first and second anniversaries of your employment, you will be eligible to receive stock options to purchase 100,000 shares of common stock at the discretion of the Board upon the fulfillment of certain annual milestones to be agreed upon between you and the Board. The stock option agreements relating to these additional grants will be substantially in the form of the stock option agreement for your initial grant, except that (a) you must continue to be Chief Operating Officer of the Company at the date of the grant and (b) vesting will occur upon the achievement of the annual
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milestones, so that full vesting would occur in each case if the milestones are achieved within the one year period following each date of grant. The exercise price of the stock options will be the fair market value on the date of each grant.

     It is anticipated that arrangements for an annual cash bonus will be developed by you and the Company's Board of Directors. Any bonus arrangements will be based upon the achievement of milestones mutually agreed upon between you and the Board of Directors. It is also anticipated that you will assist the Board in developing a bonus program for the Company.

     To assist you in fulfilling your duties as they relate to the Company's operations in Irvine, California, we will provide you with appropriate housing in the Irvine area suitable for the Chief Operating Officer of the Company. The Company will also lease and provide to you an automobile for use suitable for the Chief Operating Officer of the Company. The Company will reimburse you for federal and state income taxes, if any, which may be imposed on you as a result of these benefits.

     You may also obtain such secretarial, other administrative, communications and other ordinary and necessary office expenses and you may require in Illinois for the conduct of your activities as Chief Operating Officer of the Company.

     As an employee of the Company, you will be eligible to participate in Company-sponsored benefits. Information relating to these plans has previously been provided to you.

     Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without Cause (as such term is hereinafter defined), and with or without notice, but if you are terminated by the Company without Cause, following a Change in Control (as such term is hereinafter defined), you will be entitled to receive any balance of your salary under this three year Agreement as if you had continued as an employee. If you are terminated by the Company without Cause, and there has been no Change in Control, you will be entitled to receive continuation of your base salary for eighteen months if you have been employed by the Company as Chief Operating Officer for less than one year, and continuation of your base salary for the remainder of the term of the Agreement if you have been employed by the Company as Chief Operating Officer for more than one year.

     For purposes of this Agreement, the term "Cause" shall mean: (a) any intentional action or intentional failure to act by you which was performed in bad faith and to the material

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detriment of the Company; (b) you intentionally refuse or intentionally fail to act in accordance with any lawful and proper direction or order of the Board;
(c) you willfully and habitually neglect the duties of employment; or (d) you are convicted of a felony crime involving moral turpitude, provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to you describing the nature of such event and you shall thereafter have five (5) business days to cure such event.

     For purposes of this Agreement, the term "Change in Control" shall mean:
(a) The first purchase of Company's stock occurs as a result of a tender or exchange offer for all or part of Company's common stock (except an offer by Company itself); (b) Company's stockholders approve a merger in which Company does not survive as an independent and publicly owned corporation (except a merger that leaves Company's stockholders with substantially the same ownership in the new corporation); (c) Company's stockholders approve a consolidation or a sale, exchange or other disposition of all, or substantially all, of Company's assets; (d) The composition of Company's Board of Directors changes over a period of two consecutive years, so that individuals who were directors at the beginning of that period no longer constitute a majority of the Board of Directors (unless the election or nomination of each new Director was approved by at least two-thirds of the Directors who had been Directors at the beginning of that period and who were still in office at the time of the election or nomination); or (e) Someone who did not own more than 30% of Company's voting stock acquires enough voting stock to own more than 30% (except an acquisition by Company itself, by one of Company's subsidiaries or by any benefit plan maintained by Company).

     As a condition of your employment with the Company, you must sign an Employee's Proprietary Information and Inventions Agreement, a copy of which has previously been provided to you.

     In connection with the Employee's Proprietary Information and Inventions Agreement, this letter will confirm that you have the Company's consent to continue, during your employment as Chief Operating Officer, your activities as an officer of Greenfield Chemicals, Inc. In this regard, it is the Company's understanding that Greenfield is a party to a number of confidentiality agreements with third parties. As required by the Employee's Proprietary Information and Inventions Agreement, you agree that you will not breach those confidentiality agreements or bring to the Company upon commencement of your employment, or thereafter, any proprietary information of third parties.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement supersedes and cancels any and all previous understandings, representations and agreements of whatever

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nature between the Company and you with respect to the matters covered herein and constitutes the full, complete and exclusive agreement between you and the Company with respect to the matters set forth herein. This Agreement is governed by the laws of the State of California, other than the choice of law provisions thereof. This Agreement may only be modified or waived in writing signed by you and the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and the parties shall use their reasonable commercial efforts to find an alternative way to achieve the same result.

     We look forward to a mutually productive and rewarding relationship with you at Gensia Sicor Inc. To indicate your acceptance of this offer of employment, please sign below and return one signed copy to me.

                                    Sincerely,


                                    GENSIA SICOR INC.



                                    By /s/ Carlo Salvi
                                      ----------------


Encs.
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ACCEPTED AND AGREED
this 1st day of June, 1999



/s/ Frank C. Becker
-------------------
FRANK C. BECKER

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